Exhibit 10.1
General Motors Company
2020 Long-Term Incentive Plan
RSU Award Document for [Insert Date] Grant

Private and Confidential

[Insert Name]
This letter (“Award Document”) describes the details under which you are being granted an Award of Restricted Stock Units (“RSUs”) under the General Motors Company 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”). A copy of the Plan can be found on the Shareworks by Morgan Stanley site. Capitalized terms used in this Award Document have the meanings given in the Plan unless noted otherwise.

The full terms of your Award are set out in this Award Document, the Plan and any policy adopted by the Committee in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of any conflict between this Award Document and the Plan, the terms of this Award Document shall prevail.

Terms of this Award

Issuer
General Motors Company, a Delaware corporation

Number of RSUs Granted to You
[Insert Number]

Grant Date
[Insert Date]

Settlement Conditions and Settlement Date(s)
Except as provided below, the RSUs will vest and settle (each a “Settlement Date”) as follows:

[Insert Vesting Schedule]

If the Settlement Date falls on a non-trading day of the New York Stock Exchange, then the preceding trading day’s closing price will be used to determine the Fair Market Value of the Shares to be settled (subject to applicable withholding).

If you experience a Full Career Status Termination of Service prior to the first anniversary of the Grant Date, your Award will be prorated. The pro-rata portion of the Award that is retained shall continue to vest in accordance with the existing vesting schedule, with the remaining portion of the Award being forfeited. The retained pro-rata portion of the Award is calculated based on the month in which your Full Career Status Termination of Service occurs as follows:

[Insert Pro-Ration Schedule]

Except as otherwise provided in the Plan and this Award Document, any portion of the RSUs not vested as of a Termination of Service shall be forfeited.

Form of Settlement
Your Award will be settled in shares of common stock of the Company (“Shares”). Each RSU will be settled for one Share. Vested RSUs shall convey the right to receive dividend equivalents on the Shares underlying the RSU Award with respect to any dividends declared during the period from Grant Date to Settlement Date. Accumulated dividend equivalents shall vest and be paid in cash on the Settlement Date, subject to the satisfaction of the vesting and other conditions of the underlying RSU Award. No dividend equivalents shall be provided with respect to any Shares subject to RSUs that do not vest or settle pursuant to their terms.

Notwithstanding the forgoing and the terms of the Plan, the Company reserves the right to further modify the form of settlement of your Award. For example, if your work location at the time of any Settlement Date noted above is in India, your RSUs will only be settled by a cash payment to you equal to the Fair Market Value of the Shares that would otherwise be settled (subject to applicable withholding). Your RSUs will not be settled by the issue of any Shares unless your work location changes to a jurisdiction that permits settlement in Shares.

As required by law, the Company will withhold any applicable federal, state, local or foreign tax. You are responsible for any taxes due upon vesting and/or settlement. Note:  If you are a local national of Israel, your RSUs are being granted as a Section 102 Trustee Award (Capital Gains Track) under the Israeli Tax Ordinance pursuant to the Sub-Plan for Participants subject to Israeli Taxation under the General Motors Company 2020 Long-Term Incentive Plan (“Israeli Sub-Plan”).

Conditions Precedent
Pursuant and subject to Section 11 of the Plan, as a condition precedent to the vesting and/or settlement of any portion of your Award, you shall:

•Refrain from engaging in any activity which will cause damage to the Company or is in any manner inimical or in any way contrary to the best interests of the Company, as determined pursuant to the Plan;
•Comply with the Restrictive Covenants below; and
•Furnish to the Company such information with respect to the satisfaction of the foregoing as the Committee may reasonably request.
In addition, the Committee may require you to enter into such agreements as the Committee considers appropriate. Your failure to satisfy any of the foregoing conditions precedent will result in the immediate cancellation of the unvested portion of your Award and any vested portion of your Award that has not yet been settled, and you will not be entitled to receive any consideration with respect to such cancellation.

Restrictive Covenants
In exchange for the RSUs described in this Award Document, except to the extent this provision is expressly unenforceable or unlawful under applicable law, you agree to the following restrictive covenants (“Restrictive Covenants”) that apply during your employment with the Company and its Subsidiaries, and for the 12-month period commencing on your Termination of Service, including a Full Career Status Termination:

•During your employment and for one year after it ends, anywhere within the world where you have, within the last two years of your employment, worked, had management responsibilities or had access to confidential information, you will not directly or indirectly provide services to any business that competes with the Company if such services involve (i) the potential use or disclosure of Company confidential information or trade secrets; (ii) substantially the same functions/responsibilities as yours for the Company during your last two years of employment; or (iii) supervision over substantially the same functions, responsibilities or business units as those you supervised for the Company during your last two years of employment;
•During your employment and for one year after it ends, you will not directly or indirectly, knowingly induce any employee of the Company or any Subsidiary to leave his/her employment for participation, directly or indirectly, with any existing or future employer or business venture associated with you; and
•During your employment and for one year after it ends, you will not directly or indirectly solicit or attempt to solicit any client, customer, or supplier of, or provider to the Company or its Subsidiaries who was a client, customer, supplier or provider for which you provided services or supervised services during the 12-month period immediately prior to your Termination of Service.

You may seek permission from the Company to take action that would otherwise violate one or more aspects of these Restrictive Covenants, but the Company may either approve or deny such request in its unfettered discretion and otherwise enforce the provisions of the Restrictive Covenants.

If you violate any of the Restrictive Covenants during its effective period without the Company’s consent, your entire Award, whether unvested or earned and vested but unsettled, will immediately be cancelled. In addition, you agree to repay to the Company the value of all RSUs that were delivered pursuant to this Award Document during the period commencing on the date that is 12 months prior to your Termination of Service and ending on the date that is 12 months following your Termination of Service. To the extent permitted under applicable law, the Company may also take action at equity or in law to enforce the provisions of the applicable Restrictive

Covenants. Following application of this provision of the Award Document, you will continue to be bound by the obligations, promises and other agreements contained in the Plan and the Award Document.

Other Terms and Conditions of the Award
Refer to the Plan for additional terms and conditions applicable to your Award, including but not limited to, those relating to:

•Effect of your Termination of Service on your Award, including upon Death, Disability, achievement of Full Career Status and other Termination of Service scenarios;
•Your Award being subject to any clawback or recoupment policies of the Company as may be in effect from time to time;
•The impact of a Change in Control or other specified corporate event on your Award; and
•Jurisdiction and governing law.

Additional Acknowledgments
The following additional terms apply to your Award, your participation in the Plan and the grant of RSUs (and issuance of any Shares) to you. By accepting the Award you irrevocably agree and acknowledge in favor of the Company (on its own behalf and as an agent for the Subsidiaries) that:

a)To enable the Company to issue you this Award, and administer the Plan and any Award, you consent to the holding and processing of personal information provided by you to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan in accordance with Section 20 of the Plan.

b)You will not have any claim or right to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards may vary and need not be the same with respect to each recipient. Any Award granted under the Plan shall be a single, discretionary, and voluntary grant and does not constitute a promise, a contractual right or other right to receive future grants. The Committee maintains the right to make available future grants under the Plan.

c)The grant of this Award does not give you the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. The Company or the applicable Subsidiary may at any time dismiss you, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding you and the Company or the applicable Subsidiary. Your receipt of this Award under the Plan is not intended to confer any rights on you except as set forth in this Award Document or in the Plan.
d)Unless otherwise required by law, this Award under, and your participation in, the Plan does not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment, severance payments, leave entitlements, or any other compensation payable to you. No Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of the Subsidiaries.

e)This Award includes Restrictive Covenants and conditions precedent that apply during and following your termination of employment, and the RSUs described in this Award constitute one element of the good and valuable consideration provided in exchange for those Restrictive Covenants. You may be subject to other Agreements that contain restrictive covenants and those covenants are independent of these Restrictive Covenants.

f)If you are subject to U.S. taxation and if any portion of this Award becomes non-forfeitable (e.g., due to your attaining Full Career Status) prior to settlement of the Award, it will be subject to the U.S. Federal Insurance Contributions Act (“FICA”) tax at the time such portion becomes non-forfeitable.

g)If you are a local national of Israel, you have carefully read the Israeli Sub-Plan and the trust agreement between General Motors and its trustee, which are provided on the Shareworks by Morgan Stanley site, and agree that in order to qualify for a Section 102 Trustee Award you will not release the RSUs from the trust prior to the lapse of the restricted period as outlined under the Israeli Sub-Plan.

h)If you are a local national of the People’s Republic of China (“PRC”), you are subject to exchange control restrictions and regulations in the PRC including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”). As provided on the Shareworks by Morgan Stanley site, you have carefully read the SAFE terms and conditions that apply to your Award and agree to comply with these requirements.
i)The Company and the Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and you are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award.
j)The future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value.
k)You will have no claim or entitlement to compensation or damages arising from the forfeiture of the RSUs, the termination of the Plan, or the diminution in value of the RSUs or Shares, including, without limitation, as a result of the termination of your employment or services by the Company or any Subsidiary for any reason whatsoever and whether or not in breach of contract. You irrevocably release the Company, its Subsidiaries, Affiliates, the Plan Administrator and their respective affiliates from any such claim that may arise.
l)The Company has adopted a stock ownership requirement policy, and if your position is covered, you shall be subject to and comply with this policy as may be in effect from time to time.

m)If any term of this Award is determined to be unenforceable as written by a court of competent jurisdiction, you acknowledge and agree that such term shall be adjusted to the extent determined by the court to achieve the intent of the Company in imposing such term and if the court determines that such term cannot be reformed to achieve the intent of the Company, then the elimination of the pertinent provisions of that term shall not otherwise impact the enforceability of the other terms of this Award.
n)You agree this Plan and this Award are governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof, and further consent to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware for any action, claim or dispute arising out of or relating to this Award, the Plan or the subject matter contained in this Award Document. The Company will make reasonable efforts so that the Award complies with all applicable federal and state laws; provided, however, notwithstanding any other provision of the Award Document, the RSUs shall not be settled if the settlement thereof would result in a violation of any such law.

o)Nothing in this Award Document will be construed as requiring a forfeiture or otherwise prohibiting you from fully and truthfully cooperating with any investigation or engaging in any other conduct protected by U.S. law.

p)You have read this Award Document and the Plan, including the Israeli Sub-Plan and trustee agreement if you are a local national of Israel and the SAFE requirements if you are a local national of the PRC, carefully and understand their terms including but not limited to the Restrictive Covenants herein. By indicating your acceptance of these terms, you are expressly accepting the terms and conditions of the Award, and the Company may rely on your acceptance.

Acceptance of Award
To accept this Award, you will need to follow the link at the bottom of this page. Your electronic acceptance confirms the following:

I confirm that I have been given a copy of this Award Document and access to the Plan, and that having read these documents I irrevocably agree to:
a)Accept the RSUs (and any Shares) that are issued by the Company to me in accordance with the terms of the Plan and this Award Document; and
b)Be bound by and abide by the terms of this Award Document and the Plan.

If you do not accept this Award by [Insert Grant Acceptance Date], this Award will lapse and be incapable of acceptance (unless otherwise agreed to by the Company).

If you have any questions concerning this Award or the Plan, contact [Insert Contact Information].